Exhibit 99.1

October 31, 2013

PDC Energy Announces 2013 Third Quarter Results: Solid Wattenberg Production; Initial Production from Wattenberg 16-Wells per Section Downspacing Project Outperforming Type Curves; Strong Production from First Horizontal Washington County Utica Well

DENVER, CO, October 31, 2013: PDC Energy, Inc. (“PDC” or the “Company”) (NASDAQ: PDCE) today reported its 2013 third quarter financial and operating results from continuing operations.

Third Quarter 2013 Highlights

•	Achieved 29% production growth from the third quarter of 2012 to 18,600 barrels of oil equivalent (“Boe”) per day (“Boe/d”)

•	Successfully drilled, completed and initiated production in late September on the Company’s Wattenberg Field 16-wells per section downspacing project for an average cost of approximately $4.2 million per well; initial production from first eight wells on the downspacing project outperforming established type-curves

•	Established first production from Garvin #1H, the Company’s first horizontal well on its southern Utica acreage in Washington County, Ohio, with a flow rate of 1,530 Boe/d on a 20/64 choke (54% liquids assuming full ethane recovery)

•	Completed public offering of 5,175,000 common shares for net proceeds of approximately $276 million

•	Company added to Russell 2000 Index

James Trimble, Chief Executive Officer and President, commented, “We are very excited about the Garvin well in Washington County, Ohio, based on early production and pressure data. The Garvin is our first horizontal Utica well on our southern acreage in the play. We are equally excited about the production results we are seeing in our Wattenberg downspacing project. We anticipate strong production in the fourth quarter with the Wattenberg and Utica wells coming on-line and expect to be within our full-year production guidance range of 19,200 to 20,500 Boe per day.”

Third Quarter 2013 Results

Net loss for the third quarter of 2013 was $16.0 million, or $0.48 per diluted share, compared to a net loss of $32.6 million, or $1.08 per diluted share, in the third quarter of 2012. Adjusted net loss, a non-GAAP financial measure defined below, was $2.3 million for the third quarter of 2013, which included a non-recurring pre-tax impairment of $3.8 million, compared to an adjusted net loss of $4.8 million for the same 2012 period. Net cash from operating activities was $77.5 million for the third quarter of 2013, compared to net cash from operating activities of $57.5 million for the same 2012 period. Adjusted cash flows from operations, a non-GAAP financial measure defined below, were $36.7 million for the third quarter of 2013, compared to $34.2 million in the same 2012 period.

Production for the third quarter of 2013 increased 29% to 18,600 Boe/d, from 14,400 Boe/d in the third quarter of last year. The increase in production was primarily due to ongoing successful horizontal drilling in the Wattenberg Field and Marcellus Shale plays.

Crude oil, natural gas and NGLs sales revenues were $82.1 million compared to $52.3 million in the third quarter of 2012. The average realized sales price was $47.91 per Boe for the third quarter of this year, compared to $39.61 per Boe for the third quarter of 2012, excluding the impact of derivative transactions.

Commodity price risk management activities for the third quarter of 2013 resulted in a net loss of $23.6 million. The loss was comprised of a $1.5 million net realized loss and a $22.1 million net unrealized loss. Unrealized losses in the third quarter of 2013 were primarily the result of the upward shift in crude oil forward curves.

Production costs, which include lease operating expenses (“LOE”), production taxes and certain production and engineering staff-related overhead costs, as well as other costs to operate wells and pipelines, were $19.0 million, or $11.12 per Boe, for the third quarter of 2013 compared to $15.8 million, or $11.97 per Boe, for the third quarter of last year. LOE on a per Boe basis for the third quarter of 2013 increased 14% to $5.96 per Boe, compared to $5.21 per Boe for the third quarter of last year.

General and administrative (“G&A”) expense for the third quarter of 2013 increased to $16.1 million, up from $13.7 million in the third quarter of 2012, primarily due to an increase in stock-based compensation, and payroll and employee benefits. G&A expense decreased 10% on a per Boe basis to $9.38 for the third quarter of 2013, compared to $10.38 per Boe for the third quarter of 2012 due to the increase in production volumes.

Depreciation, depletion and amortization (“DD&A”) expense related to crude oil and natural gas properties was $29.6 million, or $17.25 per Boe, in the third quarter of 2013, compared to $21.0 million, or $15.87 per Boe, in the third quarter of last year. The increase in DD&A expense in the third quarter of 2013 was primarily due to an increase in production volumes and initial DD&A expense related to Utica production.

Interest expense for the third quarter of 2013 was $12.5 million compared to $11.4 million for the third quarter of 2012. The increase in interest expense was primarily related to increased interest expense associated with the issuance of $500 million of 7.75% senior notes due 2022 in October 2012, the proceeds of which were used to redeem $203 million of then-outstanding 12% senior notes due in November 2012, partially offset by lower average borrowings on the Company’s revolving credit facility.

In August 2013, the Company completed a public offering of 5,175,000 shares of its common stock. Net proceeds of approximately $276 million are expected to be used to fund a portion of an expanded capital expenditure program for the remainder of 2013 and 2014, including the addition of a fourth drilling rig in the Wattenberg Field in the fourth quarter of 2013, as well as the potential for a second rig in the Utica Shale in 2014, and for general corporate purposes. The Company may also use a portion of the proceeds to acquire additional Utica shale acreage and/or to add a fifth drilling rig in the Wattenberg Field in 2014.

PDC’s available consolidated liquidity position as of September 30, 2013 was $735 million, compared to $399 million as of December 31, 2012, primarily due to proceeds from the August 2013 public offering of the Company’s common stock. As of September 30, 2013, PDC had no outstanding draws on its $450 million revolving credit facility.

Effective July 1, 2013, PDC was added to the Russell 2000 Index when Russell Investments reconstituted its comprehensive set of U.S. and global equity indexes. Russell indexes are widely used by investment managers and institutional investors for both index funds and as benchmarks for passive and active investment strategies.

Third Quarter 2013 Operations Update

On the Company’s southern Utica acreage in Washington County, Ohio, PDC initiated production from its Garvin #1H well to a long-term midstream provider in mid-October. The well was rested for 60 days after completion operations were finished in mid-August. The Company began testing the well with a 12/64 choke for the first several days, increasing the choke size over the next four days to a 20/64 choke on the well’s eighth day of production. On the 20/64 choke over a 24-hour period, the well produced approximately 5.2 million cubic feet of natural gas and 183 barrels of condensate. PDC estimates natural gas liquids, assuming full ethane recovery, over the 24-hour period to be 655 barrels for a combined three-stream total of 1,530 Boe/d, consisting of 54% liquids.

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PDC began initial testing of its Stiers three-well pad in Guernsey County, Ohio during the third quarter. Early production testing and pressure data from the three wells are very positive although testing has been constrained by the limited capacity of an existing low-pressure midstream gathering system. The Company anticipates the Stiers pad will be connected to a long-term midstream facility in early November.

In the Wattenberg Field, the Company recently initiated production on its 16-wells per section downspacing project (known as the Waste Management Section). Drilling on this project was completed in early October and eight of the 16 wells are currently on production. Initial production from the four Codell wells has been tracking above the Company’s established Codell type curve and production from the four Niobrara wells has been tracking between the Company’s outer core and middle core Niobrara type curves. The remaining eight wells are expected to be on production in early November.

“Initial results from our Waste Management downspacing project are very positive and provide further confidence in at least 16-wells per section, as well as the quality of our more than 2,000 potential locations in the Wattenberg Field. Initial data from the Garvin well is also extremely encouraging, particularly with the sustained pressures and permeability we observed during early testing,” said Bart Brookman, Executive Vice President and Chief Operating Officer.

PDC’s Wattenberg Field operations were affected by the severe flooding in Colorado in mid-September. In advance of the flood, PDC elected to shut-in approximately 214 wells that were potentially in the flood zone or that were likely to experience access issues. Approximately 125 of the Company’s vertical wells in the field remain shut-in pending repairs to roads and facilities. As of September 30, 2013, the Company accrued $0.9 million based on initial assessments of costs to perform remediation operations. Additional direct costs associated with the flood, not including lost production, are estimated to be between $3 million and $5 million and are expected to be incurred primarily in the fourth quarter of 2013 and the first quarter of 2014.

Oil and Gas Operations Cost, Production and Sales Data

The following table provides the components of production costs for the three and nine months ended September 30, 2013 and 2012:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in millions)
Lease operating expenses	$10.2	$6.8	$25.9	$20.6
Production taxes	6.1	3.8	16.8	12.0
Cost of well operations, overhead and other production expenses	2.7	5.2	8.4	8.5

Total production costs	$19.0	$15.8	$51.1	$41.1

Total production costs per Boe	$11.12	$11.97	$10.17	$10.36

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The following table provides production from continuing operations by area, as well as the weighted-average sales price, for the three and nine months ended September 30, 2013 and 2012, excluding realized derivative gains or losses:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	Percent	2013	2012	Percent
Crude oil (MBbls)
Western—Wattenberg Field	580.6	429.2	35.3%	1,836.8	1,410.2	30.3%
Eastern—Appalachian Basin	20.9	0.8	*	50.7	6.5	*

Total	601.5	430.0	39.9%	1,887.5	1,416.7	33.2%

Weighted-Average Sales Price	$98.11	$85.45	14.8%	$90.63	$89.08	1.7%
Natural gas (MMcf)
Western—Wattenberg Field	3,091.2	2,503.9	23.5%	8,982.9	7,018.6	28.0%
Eastern—Appalachian Basin	2,096.8	1,582.4	32.5%	5,266.4	4,531.2	16.2%

Total	5,188.0	4,086.3	27.0%	14,249.3	11,549.8	23.4%

Weighted-Average Sales Price	$3.13	$2.54	23.2%	$3.33	$2.40	38.8%
NGLs (MBbls)
Western—Wattenberg Field	246.5	209.1	17.9%	760.0	627.9	21.0%
Eastern—Appalachian Basin	1.7	—	*	3.0	—	*

Total	248.2	209.1	18.7%	763.0	627.9	21.5%

Weighted-Average Sales Price	$27.70	$24.76	11.9%	$27.07	$26.51	2.1%
Crude oil equivalent (MBoe)
Western—Wattenberg Field	1,342.3	1,055.7	27.1%	4,094.0	3,207.9	27.6%
Eastern—Appalachian Basin	372.0	264.5	40.6%	931.4	761.7	22.3%

Total	1,714.3	1,320.2	29.9%	5,025.4	3,969.6	26.6%

Weighted-Average Sales Price	$47.91	$39.61	21.0%	$47.58	$42.97	10.7%

*	Percentage change is not meaningful or equal to or greater than 300%.

Commodity Price Risk Management Activities

The Company uses various derivative instruments to manage fluctuations in natural gas and crude oil prices. PDC has in place a series of floors, collars, fixed price and basis swaps on a portion of its expected crude oil and natural gas production. A complete listing of the Company’s derivative positions as of September 30, 2013 is included in its Quarterly Report on Form 10-Q, available at the Company’s website at www.pdce.com.

Non-GAAP Financial Measures

PDC uses “adjusted cash flows from operations,” “adjusted net income (loss),” and “adjusted EBITDA,” non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and when providing public guidance on possible future results. PDC believes that each of these measures is useful in providing transparency with respect to certain aspects of its operations. Each of these measures is calculated by

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eliminating the items set forth in the relevant table below from the most closely comparable U.S. GAAP measure. See Management’s Discussion and Analysis of Financial Condition and Results of Operation—Reconciliation of Non-U.S. GAAP Financial Measures in PDC’s Annual Report on Form 10-K for the year ended December 31, 2012, and other subsequent filings with the SEC for additional disclosure concerning these non-U.S. GAAP measures. These measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income, cash flows from operations, investing or financing activities or other U.S. GAAP financial measures, and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that PDC uses may not be comparable to similarly titled measures reported by other companies. Also, in the future, PDC may disclose different non-U.S. GAAP financial measures in order to help its investors more meaningfully evaluate and compare its future results of operations to its previously reported results of operations. PDC strongly encourages investors to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

The following tables provide reconciliations of adjusted cash flows from operations, adjusted net income (loss), and adjusted EBITDA to their most comparable U.S. GAAP measures (in millions, except per share data):

Adjusted Cash Flows from Operations
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Adjusted cash flows from operations:
Net cash from operating activities	$77.5	$57.5	$119.5	$127.2
Changes in assets and liabilities	(40.8)	(23.3)	15.9	(13.8)

Adjusted cash flows from operations	$36.7	$34.2	$135.4	$113.4

Adjusted Net Income (Loss)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Adjusted net income (loss):
Net loss	$(16.0)	$(32.6)	$(35.5)	$(4.5)
Unrealized loss on derivatives, net	22.2	45.0	32.1	20.9
Tax effect of above adjustments	(8.5)	(17.2)	(12.3)	(8.0)

Adjusted net income (loss)	$(2.3)	$(4.8)	$(15.7)	$8.4

Weighted-average diluted shares outstanding	33.4	30.2	31.4	27.0

Adjusted diluted net income (loss) per share	$(0.07)	$(0.16)	$(0.50)	$0.31

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Adjusted EBITDA
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net loss to adjusted EBITDA:
Net loss	$(16.0)	$(32.6)	$(35.5)	$(4.5)
Unrealized loss on derivatives, net	22.2	45.0	32.1	20.9
Interest expense, net	12.4	11.4	38.8	31.9
Income tax provision	(10.7)	(18.1)	(20.7)	(2.5)
Impairment of crude oil and natural gas properties	4.4	0.4	52.4	1.4
Depreciation, depletion and amortization	30.9	32.4	88.9	106.7
Accretion of asset retirement obligations	1.2	1.2	3.7	2.8

Adjusted EBITDA	$44.4	$39.7	$159.7	$156.7

Cash from operating activities to adjusted EBITDA:
Net cash from operating activities	$77.5	$57.5	$119.5	$127.2
Interest expense, net	12.4	11.4	38.8	31.9
Exploratory dry hole costs	—	(0.6)	—	(1.0)
Stock-based compensation	(3.0)	(2.2)	(10.0)	(6.1)
Amortization of debt discount and issuance costs	(1.7)	(1.5)	(5.1)	(5.1)
Gain (loss) on sale of properties and equipment	(0.6)	1.5	(1.6)	23.8
Other	0.6	(3.1)	2.2	(0.2)
Changes in assets and liabilities	(40.8)	(23.3)	15.9	(13.8)

Adjusted EBITDA	$44.4	$39.7	$159.7	$156.7

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PDC ENERGY, INC.

Condensed Consolidated Statements of Operations

(unaudited; in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Crude oil, Natural gas and NGLs sales	$82,136	$52,291	$239,112	$170,588
Sales from natural gas marketing	16,946	11,178	48,695	31,172
Commodity price risk management gain (loss), net	(23,638)	(31,943)	(21,269)	18,287
Well operations, pipeline income and other	1,672	1,194	3,709	3,419

Total revenues	77,116	32,720	270,247	223,466

Costs, expenses and other:
Production costs	19,057	15,797	51,091	41,106
Cost of natural gas marketing	17,127	11,260	48,928	30,841
Exploration expense	2,030	1,773	5,156	6,019
Impairment of crude oil and natural gas properties	4,472	388	52,433	1,332
General and administrative expense	16,080	13,710	46,978	42,796
Depreciation, depletion and amortization	30,870	22,121	86,619	73,872
Accretion of asset retirement obligations	1,186	1,101	3,506	2,560
Gain on sale of properties and equipment	(712)	(1,508)	(759)	(3,908)

Total costs, expenses and other	90,110	64,642	293,952	194,618

Income (loss) from operations	(12,994)	(31,922)	(23,705)	28,848
Interest expense	(12,509)	(11,360)	(38,955)	(31,857)
Interest income	130	3	133	5

Loss from continuing operations before income taxes	(25,373)	(43,279)	(62,527)	(3,004)
Provision for income taxes	10,155	15,268	22,856	935

Loss from continuing operations	(15,218)	(28,011)	(39,671)	(2,069)
Income (loss) from discontinued operations, net of tax	(782)	(4,632)	4,171	(2,468)

Net loss	$(16,000)	$(32,643)	$(35,500)	$(4,537)

Earnings per share:
Basic
Loss from continuing operations	$(0.46)	$(0.93)	$(1.26)	$(0.08)
Income (loss) from discontinued operations	(0.02)	(0.15)	0.13	(0.09)

Net loss	$(0.48)	$(1.08)	$(1.13)	$(0.17)

Diluted
Loss from continuing operations	$(0.46)	$(0.93)	$(1.26)	$(0.08)
Income (loss) from discontinued operations	(0.02)	(0.15)	0.13	(0.09)

Net loss	$(0.48)	$(1.08)	$(1.13)	$(0.17)

Weighted-average common shares outstanding:
Basic	33,413	30,214	31,350	26,819

Diluted	33,413	30,214	31,350	26,819

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2013 Third Quarter Teleconference and Webcast

PDC plans to host a conference call with investors to discuss 2013 third quarter results. The Company invites you to join James Trimble, Chief Executive Officer and President; Barton Brookman, Executive Vice President and Chief Operating Officer; Gysle Shellum, Chief Financial Officer; and Lance Lauck, Senior Vice President – Corporate Development, for a conference call on Thursday, October 31, 2013, for a discussion of its results. The related slide presentation will also be available on PDC’s website at www.pdce.com.

Conference Call and Webcast:

Date/Time: Thursday, October 31, 2013, 11:00 a.m. ET

Webcast available at: www.pdce.com

Domestic (toll free): 877-312-5520

International: 253-237-1142

Conference ID: 78483816

Replay Numbers:

Domestic (toll free): 855-859-2056

International: 404-537-3406

Conference ID: 78483816

The replay of the call will be available for six months on PDC’s website at www.pdce.com.

Upcoming Industry Conference Participation

PDC management is currently scheduled to present at the Brean Capital E&P Conference in Boston, Massachusetts on Wednesday, November 6, 9013, at Hart Energy’s DUG East Conference in Pittsburgh, Pennsylvania on Thursday, November 14, 2013, at 4:30pm ET, and at the Bank of America 2013 Global Energy Conference in Miami, Florida on Friday, November 22, 2013 at 11:15am ET. Please see PDC’s website at www.pdce.com for full details. The related slide presentations are expected to be available on the Company’s website immediately prior to the events.

About PDC Energy, Inc.

PDC Energy is a domestic independent energy company engaged in the exploration, development and production of crude oil, NGLs and natural gas. Its operations are focused primarily in the liquid-rich Wattenberg Field of Colorado, including the horizontal Niobrara and Codell plays, the Utica Shale in Ohio and the Marcellus Shale in West Virginia. PDC is included in the S&P SmallCap 600 Index and the Russell 2000 Index of Companies.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding PDC’s business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this release are forward-looking statements. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which include statements regarding future production, including future production from the Garvin well and wells included in the Wattenberg Field downspacing project and the Stiers three-well pad, expected additional midstream infrastructure, downspacing and other drilling opportunities, future capital expenditures, including the use of proceeds from the August 2013 equity offering, the timing of various drilling projects, costs and other effects of recent flooding in Colorado, and management’s strategies, plans and objectives. However, these are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this report reflect the Company’s good faith judgment, such statements can only be based on facts and factors currently known to PDC. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the

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acquisition, development, production and marketing of natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	changes in production volumes, demand and commodity prices for natural gas, oil and NGLs;

•	the availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport PDC’s production, particularly in the Wattenberg Field and Utica Shale; the impact of these facilities and infrastructure on price and possible impediments to anticipated increases in midstream capacity;

•	changes in estimates of proved reserves;

•	declines in the values of PDC’s natural gas and oil properties resulting in impairments;

•	the timing and extent of the Company’s success in discovering, acquiring, developing and producing natural gas and oil reserves;

•	PDC’s ability to acquire leases, drilling rigs, supplies and services at reasonable prices;

•	reductions in the borrowing base under the Company’s credit facility or other adverse changes to the Company’s liquidity;

•	risks incident to the drilling and operation of natural gas and oil wells;

•	future production and development costs;

•	the effect of existing and future laws, governmental regulations and the political and economic climate of the United States of America;

•	changes in environmental laws and the regulations and enforcement related to those laws and the timely receipt of permits under those laws;

•	the identification of and severity of environmental events and governmental responses to the events;

•	the effect of natural gas and oil derivative activities;

•	potential obstacles to completing proposed transactions in a timely manner or at all, and purchase price or other adjustments relating to those transactions that may be unfavorable to PDC;

•	conditions in the capital markets; and

•	losses possible from pending or future litigation.

Further, PDC urges you to carefully review and consider the cautionary statements made in this press release, the Item 1-A Risk Factors in PDC’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission (“SEC”) on February 27, 2013, and other filings with the SEC for further information on risks and uncertainties that could affect the Company’s business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. The Company cautions you not to place undue reliance on forward-looking statements, which speak only as of the date hereof. PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward looking statements are qualified in their entirety by this cautionary statement. Estimates of non-proved reserves are subject to significantly greater risk of not being produced than proved reserves. Initial and test results from a well are not necessarily indicative of the well’s long-term performance.

Contacts:	Michael Edwards
Senior Director Investor Relations
303-860-5820
michael.edwards@pdce.com

Marti Dowling
Manager Investor Relations
303-831-3926
marti.dowling@pdce.com

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